Exhibit 99.1

COLORSTARS GROUP AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

September 30, 2010

COLORSTARS GROUP AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

TABLE OF CONTENTS

                                                                                                                                        PAGE NO.

Report of Independent Registered Public Accountant                                                               1

Consolidated Balance Sheets

As of September 30, 2010 (unaudited) and December 31, 2009 (audited)                         2

Consolidated Statements of Operations for the three months ended

September 30, 2010 and 2009                                                                                               3

Consolidated Statements of Operations for the nine months ended

September 30, 2010 and 2009                                                                                         4

Consolidated Statement of Stockholders’ Equity for nine months ended

September 30, 2010                                                                                                              5

Consolidated Statements of Cash Flows for the three months ended

September 30, 2010 and 2009                                                                                               6

Consolidated Statements of Cash Flows for the nine months ended

September 30, 2010 and 2009                                                                                               7

Notes to Consolidated Financial Statements                                                                          8-16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

I have reviewed the accompanying consolidated balance sheet as of September 30, 2010 and the related consolidated statements of operations and cash flows sheet of ColorStars Group and Subsidiaries as of September 30, 2010 and 2009, and for the three-month and nine-month periods then ended. These consolidated financial statements are the responsibility of the company's management.

I conducted my review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, I do not express such an opinion.

Based on my review, I am not aware of any material modifications that should be made to the accompanying interim consolidated financial statements for them to be in conformity with U.S. generally accepted accounting principles.

I have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2009 and the related consolidated statements of operations and cash flows for the year ended (not presented herein); and in my report dated June 22, 2010, I expressed an unqualified opinion on those consolidated financial statements.

_________________________________

_________________________________

Michael F. Albanese, CPA

Parsippany, New Jersey

November 18, 2010 , except for Note 5, January 12, 2 011

1

COLORSTARS GROUP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

(IN US$)

Assets

	September 30, 2010	December 31, 2009
Current assets:
Cash and equivalents	$807,752	$1,442,300
Restricted cash	197,602	108,859
Accounts receivable, net of allowance for doubtful accounts of $15,683 at September 30, 2010 and $12,002 at December 31, 2009	794,977	1,107,302
Inventory	1,166,659	958,885
Prepaid expenses and other current assets	109,407	76,643
Total current assets	3,076,397	3,693,989

Equipment, net of accumulated depreciation	212,573	338,748
Investments	1,366,481	734,495
Intangible assets	670,345	931,343
Other assets	4,231	18,308
Total assets	$5,330,027	$5,716,883

Liabilities and stockholders’ equity

Current liabilities:
Short term loan	$737,696	$803,568
Accounts payable	1,022,323	1,495,681
Accrued expenses	243,175	201,822
Due to stockholder / related party	181,758	151,861
Current portion of long term debt	74,829	77,151
Receipts in advance and other current liabilities	58,473	19,377
Total current liabilities	2,318,254	2,749,460

Long term debt, net of current portion
Long term borrowings	58,457	194,308
Total liabilities	2,376,711	2,943,768

Stockholders’ equity
Common Stock –Par Value $0.001 67,448,890 shares issued and outstanding at September 30, 2010 and December 31, 2009	67,449	67,449
Additional paid in capital	3,112,231	3,112,230
Accumulated other comprehensive loss	(119,187)	(183,688)
Accumulated deficit	(117,215)	(352,247)
Total stockholders’ equity	2,943,278	2,643,744
Noncontrolling interest	10,038	129,371
Total equity	2,953,316	2,773,115
Total liabilities and stockholders’ equity	$5,330,027	$5,716,883

The accompanying notes are an integral part of the financial statements.

2

COLORSTARS GROUP AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

(IN US$)

	Three months ended September 30,

	2010	2009

Net sales	$1,519,729	$1,359,004

Cost of goods sold

	948,549	895,826

Gross profit	571,180	463,178

Operating expenses

Selling, general and administrative	327,425	391,879
Research and development	16,832	11,177
Total operating expenses	344,257	403,056

(Loss) income from operations

	226,923	60,122

Other income (expenses)

Interest expense (net)	(9,896)	(5,263)
Share of investee’s operating results	43,492	(4,575)
Gain on disposal of investment	170,327	-
Gain (loss) on foreign exchange, net	(12,018)	(6,072)
Other, net	(21,730)	1,264

Income before income tax

	397,098	45,476

   Income tax

	(52,325)	(40,100)

Net income

	344,773	5,376

Net income attributable to noncontrolling interest

	(17,265)	(3,208)

Net income attributable to common stockholders

	$327,508	$2,168

Earnings per share attributable to common stockholders:

Basic and diluted per share	$.00	$.00
Weighted average shares outstanding:
Basic and diluted	67,448,890	67,448,890

The accompanying notes are an integral part of the financial statements.

3

COLORSTARS GROUP AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

(IN US$)

	Nine months ended September 30,

	2010	2009

Net sales	$4,825,540	$2,843,968

Cost of goods sold

	3,419,955	1,827,640

Gross profit	1,405,585	1,016,328

Operating expenses

Selling, general and administrative	1,327,854	835,924
Research and development	69,683	34,574
Total operating expenses	1,397,537	870,498

(Loss) income from operations

	8,048	145,830

Other income (expenses)

Interest expense (net)	(31,301)	(8,271)
Share of investee’s operating results	112,038	(4,575)
Gain on disposal of investment	170,368	-
(Loss) gain on foreign exchange, net	(9,900)	(2,593)
Other, net	(20,054)	3,016

Income before income tax

	229,199	133,407

   Income tax

	(62,913)	(62,234)

Net income

	166,286	71,173

Net loss attributable to noncontrolling interest

	66,774	9,182

Net income attributable to common stockholders

	$233,060	$80,355

Earnings per share attributable to common stockholders:

Basic and diluted per share	$.00	$.00
Weighted average shares outstanding:
Basic and diluted	67,448,890	66,979,954

The accompanying notes are an integral part of the financial statements.

4

COLORSTARS GROUP AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY AND ACCUMULATED DEFICIT

(UNAUDITED)

 (IN US$)

	Shares	Value	Additional Paid in capital	Accumulated other comprehensive income	Accumulated Deficit	Total Stockholder’s equity

Balance, December 31, 2008	65,969,590	$65,970	$2,144,681	$(247,688)	$(384,803)	$1,578,160
Common Stock Subscribed	1,479,300	1,479	967,550	-	-	969,029
Foreign currency adjustment	-	-	-	64,000	-	64,000
Net income	-	-	-	-	32,556	32,556

Balance, December 31, 2009	67,448,890	$67,449	$3,112,231	$(183,688)	$(352,247)	$2,643,745
Foreign currency adjustment	-	-	-	66,473	-	66,473
Net income	-	-	-	-	233,060	233,060

Balance, September 30, 2010	67,448,890	$67,449	$3,112,231	$(119,187)	$(117,215)	$2,943,278

  The accompanying notes are an integral part of the financial statements.

5

COLORSTARS GROUP AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

(IN US$)

Three months ended September 30,

Cash flows from operating activities

	2010	2009
Net (loss) income	$344,773	$5,376
Depreciation and amortization	12,842	8,756

Fixed assets written off / Gain on sale of fixed assets

	(24,967)

Provision for doubtful accounts

	1,733	(3,488)

Share of investment loss

	(43,495)	4,575

Gain on disposal of investment

	(170,368)	-

Changes in operating assets and liabilities:

  Restricted cash

	(49,430)	-
Accounts receivable	(15,868)	286,186
Inventories	(221,495)	(420,499)
Prepaid expenses and other current assets	(17,863)	(22,891)
Accounts payable	(66,874)	173,983
Accrued expenses	(5,302)	(9,019)
Receipts in advance and other current liabilities	83,327	(48,102)
Cash flows (used in) operating activities	(172,987)	(25,123)

Cash flows from investing activities

Disposal (Addition) to fixed assets	150,376	(52,873)
Acquisitions, net of cash acquired	0	(492,655)
Addition to long term investments	(320,543)	(129,078)
Addition to intangible assets	(164,862)	(647)
Proceed from sale of investments	367,378	-
Proceed from sale of fixed asset	-	17,171
Cash flow provided from (used in) investing activities	32,349	(658,082)

Cash flows from financing activities

Proceed from /(Repayment) to stockholder	38,272	(61,258)
Proceeds from issuance of common stock	-	-
Proceeds from bank loan	-	176,594
(Repayment) to bank loan	(38,277)	-
Cash flow (used in) provided by financing activities	(5)	115,336

Effect of exchange rate changes on cash and cash equivalents	25,462	45,161

Net (decrease) in cash and cash equivalents	(115,181)	(522,708)
Beginning cash and cash equivalents	922,933	1,703,221

Ending cash and cash equivalents	$807,752	$1,180,513

Supplemental disclosure of cash flow information

  Cash paid during the period for:

Interest	$9,924	$11,604
Income taxes	-	5,592

The accompanying notes are an integral part of the financial statements.

6

COLORSTARS GROUP AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

(IN US$)

Nine months ended September 30,

Cash flows from operating activities

	2010	2009
Net (loss) income	$166,286	$71,173
Depreciation and amortization	107,764	30,440

Fixed assets written off / Gain on sale of fixed assets

	-	(239)

Provision for doubtful accounts

	14,040	5,464

Share of investment loss

	(112,038)	4,575

Gain on disposal of investment

	(170,368)	-

Changes in operating assets and liabilities:

  Restricted cash

	(88,743)	-
Accounts receivable	(91,854)	156,482
Inventories	(391,524)	(621,373)
Prepaid expenses and other current assets	(45,044)	(56,143)
Accounts payable	(43,727)	153,807
Accrued expenses	41,353	(16,872)
Receipts in advance and other current liabilities	116,988	(46,390)
Cash flows (used in) operating activities	(496,867)	(319,074)

Cash flows from investing activities

Addition to fixed assets	(23,134)	(71,488)
Acquisitions, net of cash acquired	-	(940,612)
Addition to long term investments	(320,543)	(417,676)
Addition to intangible assets	(164,862)	(6,964)
Proceed from sale of investments	367,378	-
Proceed from sale of fixed asset	-	17,618
Cash flow (used in) investing activities	(141,161)	(1,419,122)

Cash flows from financing activities

Proceed from /(Repayment) to stockholder	29,897	(301,568)
Proceeds from issuance of common stock	-	969,029
Proceeds from bank loan	27,076	450,959
(Repayment) to bank loan	(75,797)	-
Cash flow (used in) provided by financing activities	(18,824)	1,118,420

Effect of exchange rate changes on cash and cash equivalents	22,304	41,735

Net (decrease) in cash and cash equivalents	(634,548)	(578,041)
Beginning cash and cash equivalents	1,442,300	1,758,554

Ending cash and cash equivalents	$807,752	$1,180,513

Supplemental disclosure of cash flow information

  Cash paid during the period for:

Interest	$31,702	$14,850
Income taxes	62,408	5,592

The accompanying notes are an integral part of the financial statements.

7

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Nature of Business and Basis of Presentation

Nature of Business – Circletronics Inc., now ColorStars Group (“the Company”), was incorporated in Canada on January 21, 2005. Circletronics Inc., was redomiciled to Nevada and its name changed to ColorStars Group on November 3, 2005. ColorStars Group owns 100% of the shares of ColorStars Inc. The directors for the Company are Wei-Rur Chen, Hsiu-Fu Liu, and Mei-Ying Chiu.

Color Stars Inc. (Color Stars TW) was incorporated as a limited liability company in Taiwan, Republic of China in April 2003 and commenced its operations in May 2003. The Subsidiary is mainly engaged in manufacturing, designing and selling light-emitting diode and lighting equipment.

In February 2006, the Company, a non-operating company, entered into a share exchange agreement with Color Stars TW. The Company issued 30,000,000 shares at par value of $0.001 per share in exchange for all the outstanding shares of Color Stars TW.  The share exchange between the Company and Color Stars TW was accounted for as the exchange of equity interests between the entities under common control and has been accounted for as a reverse merger.

On July 5, 2010, the Company sold 30.4% equity interest in Fin-Core Corporation (FCC) to third party at consideration of NTD13,680,000 (equivalent to USD424,000).  After disposal, equity interest of the Company in FCC decreased from 50.4% to 20%.  The company ceased to have a controlling financial interest in FCC, the Company deconsolidated the FCC as of the date on which its control ceased.  The Company accounted for the deconsolidation by recognizing, in net income, a gain attributable to the Company.

Basis of Presentation – The consolidated financial statements and footnotes are unaudited. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP) have been omitted pursuant to such rules and regulations although the management believes that the disclosures are adequate to make the information presented not misleading. These quarterly consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes contained in the Company’s Annual Report for the year ended December 31, 2009. All significant intercompany balances and transactions have been eliminated in consolidation. In the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair presentation of the results of operations for the period presented have been included in the interim period. Operating results for the nine months ended September 30, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010. The consolidated financial data as of December 31, 2009 is derived from audited financial statements for the year ended December 31, 2009.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates. As permitted under U.S. GAAP, interim accounting for certain expenses, including income taxes, are based on full year forecasts. Such amounts are expensed in full in the year incurred. For interim financial reporting purposes, income taxes are recorded based upon estimated annual effective income tax rates.

Certain prior year’s balances have been reclassified to conform to the current financial statement presentation.

8

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Recently Issued Accounting Pronouncements

In August 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-22 (ASU 2010-22), Accounting for Various Topics - Technical Corrections to SEC Paragraphs - An announcement made by the staff of the U.S. Securities and Exchange Commission. This Accounting Standards Update amends various SEC paragraphs based on external comments received and the issuance of SAB 112, which amends or rescinds portions of  certain SAB topics. The Company does not expect the provisions of ASU 2010-22 to have a material effect on its financial position, results of operation or cash flows.

In August 2010, the FASB issued ASU 2010-21, Accounting for Technical Amendments to Various SEC Rules and Schedules: Amendments to SEC Paragraphs Pursuant to Release No. 33-9026: Technical Amendments to Rules, Forms, Schedules and Codification of Financial Reporting Policies. The Company does not expect the provisions of ASU 2010-21 to have a material effect on its financial position, results of operations or cash flows.

In February 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-09, Subsequent Events: Amendments to Certain Recognition and Disclosure Requirements (amendments to ASC Topic 855, Subsequent Events). ASU 2010-09 clarifies that subsequent events should be evaluated through the date the financial statements are issued. In addition, ASU 2010-09 no longer requires a filer to disclose the date through which subsequent events have been evaluated and is effective for financial statements issued subsequent to February 24, 2010. The provisions of ASU 2010-09 were adopted during the first quarter of 2010 and did not have a material impact on the Company’s consolidated financial statements.

Note 3 – Functional Currencies, Foreign Currency Translation and Comprehensive Income (Loss)

Functional Currencies and Foreign Currency Translation – The functional currency for most of the Company’s international operations is the U.S. dollar, the financial statements of the company’s foreign operations are translated into U.S. dollars for financial reporting purposes. The assets and liabilities of foreign operations whose functional currencies are not in U.S. dollars are translated at the period-end exchange rates, while revenues and expenses are translated at weighted-average exchange rates during the fiscal year. The cumulative translation effects are recorded as a component of accumulated other comprehensive income (loss) within stockholders’ equity in the consolidated balance sheets.

Comprehensive Income (Loss) – U.S. GAAP generally requires that recognized revenues, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities are reported as separate components of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income or loss. As of September 30, 2010, the components of comprehensive income or loss include net income (loss) only.

9

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – Functional Currencies, Foreign Currency Translation and Comprehensive Income (Loss) (continued)

Total comprehensive income (loss) for the three and nine months ended September 30, 2010 and 2009 are as follows:

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Net income	$344,773	$5,376	$166,286	$71,173
Translation adjustment	87,342	53,328	66,473	60,854

Comprehensive income	432,115	58,704	232,759	132,027
Comprehensive income (loss) attributable to noncontrolling interest	17,265	(3,208)	66,774	9,182

Total comprehensive (loss) income attributable to common stockholders	$449,380	$55,496	$299,533	$141,209

Note 4 – Earnings per share

Basic net earning per share is computed by dividing net earning for the period by the weighted average number of shares of common stock outstanding during the period.

The following table sets forth the computation of basic and diluted net earning per share for the periods indicated:

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Net income attributable to common stockholders	$327,508	$2,168	$233,060	$80,355

Weighted average common stock outstanding - Basic and diluted	67,448,890	67,448,890	67,448,890	66,979,954

Earning per share attributable to common stockholder Basic and diluted	$0.00	$0.00	$0.00	$0.00

10

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Long term investment

	September 30, 2010	December 31, 2009
Equity method investment – Anteya Technology Corp
Carrying value of investment, January 1, 2010	$592,457	$593,624
Interest in Anteya’s 2010 net income /(loss)	132,616	(1,167)

Carrying value, September 30, 2010	746,631	592,457

Equity method investment – Fin-Core Corporation
Carrying value of investment, January 1, 2010	192,741	-
Addition at cost	320,543
Interest in Fin-Core’s 2010 net loss	(35,472)	-

Carrying value, September 30, 2010	477,812	-

Cost-method investments – Phocos
At cost	142,038	142,038

	$1,366,481	$734,495

Anteya Technology Corp is a private company incorporated in Taiwan.  The equity interest held by the Company is 20%.  Accordingly, the Company adopted the equity method of accounting with respect to the investment in Anteya.  In 2008, the investment in Anteya was stated at cost since the equity interest in Anteya was 10.4%.  Anteya is private company, in view of the net assets value of Anteya, it indicated that a significant decrease in value of the investment occurred which is other than temporary, therefore an impairment of $260,000 was recognized for the investment in Anteya for the year ended December 31, 2008.

On July 5, 2010, the Company’s board of directors approved the sale of 30.4% equity (or 456,000 shares) in Fin-Core Corporation (FCC) to a third party at the consideration of NTD13,680,000 (equivalent to USD429,000).  After the disposal, the equity interest of the Company in FCC decreased from 50.4% to 20%.

On July 5, 2010, the Company’s board of directors approved the participation in subscribing FCC's newly issued shares and maintain the overall equity interest of 20%.  The Company subscribed 500,000 shares at consideration of NTD$10,000,000 (equivalent of USD320,000).  The Company adopted the equity method of accounting to the investment in FCC.

Phocos AG is a private company incorporated in Germany.  The equity interest held by the Company is 2.38%.

11

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Long term investment (continued)

The unaudited financial information of Anteya Technology Corp. for the nine months ended September 30, 2010 and 2009 and December 31, 2009 (in US dollars) are as follows:

Balance sheet	September 30, 2010	December 31, 2009

Current assets	$4,872,896	$3,110,406
Non-current assets	628,783	523,269
Total assets	$5,501,679	$3,633,675

Current liabilities	$2,528,599	$1,583,277
Non-current liabilities	909,251	531,149
Stockholders’ equity	2,063,829	1,519,249
Total stockholders’ equity and liabilities	$5,501,679	$3,633,675

	Nine months ended September 30,
Statement of operation	2010	2009

Net sale	$3,886,353	$461,621
Cost of goods sold	(2,864,208)	(367,327)
Gross profit	1,022,145	94,294
Operating and non-operating expenses	(573,196)	(159,118)
Net income (loss)	$448,949	$(64,824)

Note 6 – Inventory

Inventories stated at the lower of cost or market value are as follows:

	September 30, 2010	December 31, 2009

Raw materials	$1,067,483	$194,079
Work in progress	-	1,107
Finished goods	99,176	763,699

	$1,166,659	$958,885

12

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 – Goodwill and Intangible Assets

	September 30, 2010	December 31, 2009
Intangible assets:
Goodwill	$520,836	$876,012
Amortizable intangible assets	268,529	107,023
Accumulated amortization	(119,020)	(51,692)
Total	$670,345	$931,343

Identifiable intangible assets, which are subject to amortization, consist primarily of patents, trademark, computer software and leasehold improvement. These intangible assets are amortized over the assets’ estimated useful lives which range from three to five years.

Amortization expense associated with identifiable intangible assets was as follows:

	Nine months ended September 30,
	2010	2009
Amortization expense	$66,712	$15,549

Note 8 – Income taxes

The Company is subject to U.S. federal income tax as well as income tax in states and foreign jurisdictions. Tax years which remain subject to examination by tax authorities for the Company include years subsequent to 2005 in the United States, subsequent to 2008 in Taiwan.

The income tax provision information is provided as follows:

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Component of income before income taxes:
United States	$(39,260)	$(70,412)	$(139,135)	$(81,620)
Foreign	436,358	115,888	368,334	215,027
Income before income taxes	397,098	45,476	229,199	133,407

Provision for income taxes
Current
U.S. federal	-	-	-	-
State and local	-	-	-	-
Foreign	52,326	40,100	62,913	62,234
Income tax provision	52,326	40,100	62,913	62,234

13

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 – Accrued charges

	September 30, 2010	December 31, 2009

Salaries and allowance	$24,003	$81,345
Insurance	63,732	13,712
Tax payable	54,881	71,250
Others	100,559	35,515

	$243,175	$201,822

Note 10 – Bank short and long term debt

Short-term debt

	September 30, 2010	December 31, 2009

Bank loan payable to Taiwan banks	$737,696	$803,568

The interest rate on short-term borrowings outstanding as of September 30, 2010 ranges from 2.628% to 5.88% per annum.

Long-term debt

	September 30, 2010	December 31, 2009

Loan payable to Taiwan banks	$133,286	$271,458
Less: current portion	74,829	77,151
Long term debt, net of current portion	$58,457	$194,307

Long-term debt matures at the end of November 2011.  The interest rate on long-term debt outstanding at September 30, 2010 ranges from 5.49% to 6.5% per annum.

The following assets were pledged to the banks for the banking facilities granted:

  Cash deposit of USD198,000;
  Account receivables of USD196,000;
  Guarantee from directors
  Personal properties of directors

14

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 - Geographic Information

Product revenues for the nine months ended September 30, 2010 and 2009 are as follows:

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Customers based in:
Europe	$507,849	$341,626	$1,345,243	$1,043,693
Asia	545,789	654,813	2,303,849	1,189,553
United States	258,807	252,169	566,252	380,372
Others	207,284	110,396	610,196	230,350

	$1,519,729	$1,359,004	$4,825,540	$2,843,968

Note 12 – Related Party Transactions

The Company has recorded expenses for the following related party transactions in the period indicated:

	Nine months ended September 30,
	2010	2009
Expenses:
Purchase from Anteya Technology Corp	$997,917	$526,652
Purchase from Fin-Core Corporation	40,501	-
Rent paid to Mr. Wei-Rur Chen	33,861	32,446
Rent paid to Mr. Dong Min-Jun	31,701	-

As of the balance sheet date indicated, the Company had the following assets and liabilities recorded with respect to related party transactions:

	September 30, 2010	December 31, 2009
Liabilities:
Anteya	$217,877	$235,437
Fin-Core	31,399	-
Mr. Dong Min Jun	181,758	151,861

The company provided no collateral to the related party for the above financing proceeds from Mr. Dong Min Jun, who is the shareholder of Jun Yee Industrial Co Ltd. These proceeds represented a non-interest bearing charge to the Company.

15

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 – Commitments

Operating Commitments — As of September 30, 2010, the Company had approximately $170,000 in non-cancelable rental agreements related to the lease of offices, located in Taiwan and California, US.

Note 14 – Subsequent Events

The Company evaluated all events subsequent to September 30, 2010 through the date of the issuance of the financial statements and concluded that there are no significant or material transactions to be reported.

16